Pricing Supplement To prospectus dated November 16, 2023, product supplement for leveraged index-linked securities dated November 16, 2023 and index supplement dated November 16, 2023	Pricing Supplement No. 51 Registration Statement Nos. 333-275587; 333-275587-01 Dated November 17, 2023; Rule 424(b)(2)

Structured Investments

Morgan Stanley Finance LLC
$1,292,000
Buffered Return Enhanced Notes Linked to the S&P 500® Index due November 20, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

General

•	The securities are designed for investors who seek a return of 2 times any appreciation of the S&P 500® Index up to a Maximum Total Return on the securities of 33.40% at maturity. Investors should be willing to forgo interest and dividend payments and upside returns beyond the Maximum Total Return and, if the Index declines by more than 20%, be willing to lose some or all of their principal.

•	Unsecured obligations of Morgan Stanley Finance LLC (“MSFL”), fully and unconditionally guaranteed by Morgan Stanley, maturing November 20, 2026.

•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.

•	The securities priced on November 17, 2023 and are expected to settle on November 22, 2023.

•	All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Final Terms

Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Index:	The S&P 500® Index (the “Index”)
Upside Leverage Factor:	2
Payment at Maturity:	If the Ending Index Level is greater than the Initial Index Level, you will receive a cash payment that provides you with a return per $1,000 principal amount security equal to the Index Return multiplied by 2, subject to a Maximum Total Return on the securities of 33.40%. For example, if the Index Return is greater than or equal to 16.70%, you will receive the Maximum Total Return on the securities of 33.40%, which entitles you to the maximum payment at maturity of $1,334.00 for every $1,000 principal amount security that you hold. Accordingly, if the Index Return is positive, your payment per $1,000 principal amount security will be calculated as follows, subject to the Maximum Total Return:
$1,000 +[$1,000 x (Index Return x 2)]

If the Ending Index Level is equal to the Initial Index Level, or declines from the Initial Index Level by 20% or less, you will receive the principal amount of your securities at maturity.

If the Ending Index Level declines from the Initial Index Level by more than 20%, you will lose 1.25% of the principal amount of your securities for every 1% that the Index declines below 80% of the Initial Index Level and your final payment per $1,000 principal amount security will be calculated as follows:

$1,000 + [$1,000 x (Index Return + 20%) x Downside Factor]
You will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level by more than 20%.
Buffer Amount:	20%
Downside Factor:	1.25
Index Return:	The performance of the Index from the Initial Index Level to the Ending Index Level, calculated as follows:
Ending Index Level – Initial Index Level
Initial Index Level
The Index Return may be positive, zero or negative.
Maximum Total Return:	33.40%, resulting in a maximum Payment at Maturity of $1,334.00 for every $1,000 principal amount security.
Initial Index Level:	4,514.02, which is the Index Closing Level on the Pricing Date.
Ending Index Level:	The Index Closing Level on the Observation Date.
Observation Date†:	November 17, 2026
Maturity Date†:	November 20, 2026
Pricing Date:	November 17, 2023
Issue Date:	November 22, 2023
Listing:	The securities will not be listed on any securities exchange.
Estimated value on the Pricing Date:	$970.90 per security. See “Additional Terms Specific To The Securities” on page 2.
CUSIP / ISIN:	61775MB62/ US61775MB626

†	Subject to postponement in the event of a market disruption event as described in the accompanying product supplement for leveraged index-linked securities.

Investing in the Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page S-29 of the accompanying product supplement for leveraged index-linked securities and “Selected Risk Considerations” beginning on page 7 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement for leveraged index-linked securities, index supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Us(3)
Per security	$1,000	$20	$980
Total	$1,292,000	$25,840	$1,266,160

(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $20 per $1,000 principal amount of securities.

(2)	Please see “Supplemental Plan of Distribution; Conflicts of Interest” in this pricing supplement for information about fees and commissions.

(3)	See “Use of Proceeds and Hedging” on page 12.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” below.

The securities are not deposits OR SAVINGS ACCOUNTS and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency OR INSTRUMENTALITY, nor are they obligations of, or guaranteed by, a bank.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Morgan Stanley

November 17, 2023

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with the prospectus dated November 16, 2023, as supplemented by the product supplement for leveraged index-linked securities dated November 16, 2023 and the index supplement dated November 16, 2023. These Buffered Return Enhanced Notes are an issuance of our leveraged index-linked securities and their terms are further described in the product supplement for leveraged index-linked securities. This pricing supplement, together with the documents listed below, contains the terms of the securities, supplements the preliminary terms related hereto dated November 15, 2023 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement for leveraged index-linked securities, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement for Leveraged Index-Linked Securities dated November 16, 2023:

https://www.sec.gov/Archives/edgar/data/895421/000095010323016344/dp202687_424b2-indexls.htm

•	Index Supplement dated November 16, 2023:

https://www.sec.gov/Archives/edgar/data/895421/000095010323016332/dp202718_424b2-isn2023.htm

•	Prospectus dated November 16, 2023:

https://www.sec.gov/Archives/edgar/data/895421/000095010323016324/dp202356_424b2-base.htm

Terms used in this pricing supplement are defined in the product supplement for leveraged index-linked securities, in the index supplement or in the prospectus.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date is less than $1,000. We estimate that the value of each security on the Pricing Date is $970.90.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Index, instruments based on the Index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the Upside Leverage Factor, the Buffer Amount, the Downside Factor and the Maximum Total Return, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the Index, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

What is the Total Return on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table and graph illustrate the hypothetical total return at maturity on the securities. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000. The hypothetical total returns set forth below reflect the Buffer Amount of 20%, the Downside Factor of 1.25 and the Maximum Total Return on the securities of 33.40% and assume an initial index value of 2,500. The actual Initial Index Level is set forth on the cover of this pricing supplement. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

Ending Index Level	Index Return	Payment on Securities (per $1,000)	Total Return on Securities
4,000	60.00%	$1,334.00	33.40%
3,750	50.00%	$1,334.00	33.40%
3,500	40.00%	$1,334.00	33.40%
3,250	30.00%	$1,334.00	33.40%
3,000	20.00%	$1,334.00	33.40%
2,917.50	16.70%	$1,334.00	33.40%
2,750	10.00%	$1,200.00	20.00%
2,625	5.00%	$1,100.00	10.00%
2,525	1.00%	$1,020.00	2.00%
2,500	0.00%	$1,000.00	0.00%
2,250	-10.00%	$1,000.00	0.00%
2,000	-20.00%	$1,000.00	0.00%
1,750	-30.00%	$875.00	-12.50%
1,500	-40.00%	$750.00	-25.00%
1,250	-50.00%	$625.00	-37.50%
1,000	-60.00%	$500.00	-50.00%
750	-70.00%	$375.00	-62.50%
500	-80.00%	$250.00	-75.00%
250	-90.00%	$125.00	-87.50%
0	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and graph above are calculated.

Example 1: The level of the Index increases from the Initial Index Level of 2,500 to an Ending Index Level of 2,525. Because the Ending Index Level of 2,525 is greater than the Initial Index Level of 2,500 and the Index Return of 1% multiplied by 2 does not exceed the Maximum Total Return of 33.40%, the investor receives a payment at maturity of $1,020 per $1,000 principal amount security calculated as follows:

$1,000 + [$1,000 x (1% x 2)] = $1,020

Example 2: The level of the Index decreases from the Initial Index Level of 2,500 to an Ending Index Level of 2,250. Because the Ending Index Level of 2,250 is less than the Initial Index Level of 2,500 by not more than the Buffer Amount of 20%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount security.

Example 3: The level of the Index increases from the Initial Index Level of 2,500 to an Ending Index Level of 4,000. Because the Index Return of 60% multiplied by 2 exceeds the Maximum Total Return of 33.40%, the investor receives a payment at maturity of $1,334.00 per $1,000 principal amount security, the maximum payment on the securities.

Example 4: The level of the Index decreases from the Initial Index Level of 2,500 to an Ending Index Level of 1,250. Because the Ending Index Level of 1,250 is less than the Initial Index Level of 2,500 by more than the Buffer Amount of 20%, the Index Return is negative and the investor will receive a payment at maturity of $625.00 per $1,000 principal amount security calculated as follows:

$1,000 + [$1,000 x (-50% + 20%) x 1.25] = $625.00

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL; NO GUARANTEED RETURN OF ANY PRINCIPAL– The securities provide the opportunity to capture equity returns by multiplying any positive Index Return by 2, up to the Maximum Total Return on the securities of 33.40%, resulting in a maximum Payment at Maturity of $1,334.00 for every $1,000 principal amount security. However, investors will be fully exposed, on a leveraged basis, to any decline in the Index from the Initial Index Level by more than the Buffer Amount of 20%. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	SECURITIES LINKED TO THE S&P 500® INDEX— The return on the securities is linked to the S&P 500® Index. S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

•	TAX TREATMENT – You should review carefully the section entitled “United States Federal Taxation” in the accompanying product supplement for leveraged index-linked securities. Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Assuming this treatment of the securities is respected, your gain or loss on the securities should be treated as long-term capital gain or loss if you have held the securities for more than one year, and short-term capital gain or loss otherwise, even if you are an initial purchaser of securities at a price that is below the principal amount of the securities.

The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the securities, in which case the timing and character of any income or loss on the securities could be significantly and adversely affected. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, you would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described above.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for leveraged index-linked securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.

You should consult your tax adviser regarding the treatment of the securities, including possible alternative characterizations, the issues presented by the 2007 notice, the potential application of Section 871(m) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax Treatment” and the section entitled “United States Federal Taxation” in the accompanying product supplement for leveraged index-linked securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the component stocks of the Index. The material risks relating to the securities are described below and are explained in more detail in the “Risk Factors” section of the accompanying product supplement for leveraged index-linked securities.

Risks Relating to an Investment in the Securities

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of principal. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed on a leveraged basis of 1.25% to each 1% decline in the Ending Index Level beyond the 20% Buffer Amount as compared to the Initial Index Level. There is no minimum payment at maturity, and you could lose your entire investment.

•	YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM TOTAL RETURN – If the Ending Index Level is greater than the Initial Index Level, for each $1,000 principal amount security, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of 33.40% of the stated principal amount, regardless of the appreciation in the Index, which may be significant.

•	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.

•	THE SECURITIES ARE SUBJECT TO OUR CREDIT RISK, AND ANY ACTUAL OR ANTICIPATED CHANGES TO OUR CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

•	AS A FINANCE SUBSIDIARY, MSFL HAS NO INDEPENDENT OPERATIONS AND WILL HAVE NO INDEPENDENT ASSETS – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the value and performance of the Index at any time;

•	the volatility (frequency and magnitude of changes in values) of the Index;

•	interest and yield rates in the market;

•	the dividend rate on the common stocks underlying the Index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the stocks constituting the underlying index or stock markets generally and which may affect the Ending Index Level;

•	the time remaining until the securities mature; and

•	our creditworthiness, including any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the principal amount of $1,000 per security if, at the time of sale, the level of the Index is below the Initial Index Level.

You can review a graph setting forth the historical performance of the Index in the section of this pricing supplement called “Historical Information.”

You cannot predict the future performance of the Index based on its historical performance. We cannot guarantee that the Ending Index Level will be greater than the Initial Index Level so that you will receive a payment at maturity in excess of $1,000, or that you will not lose some or all of your investment.

•	INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING IN THE INDEX– Investing in the securities is not equivalent to investing in the Index or its component stocks. Investors in the securities will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holder of securities composing the S&P 500® Index would have.

•	THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES– Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

•	THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE– These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “Many economic and market factors will impact the value of the securities” above.

•	LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

•	POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. may make certain determinations that may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the Ending Index Level in the event of a market disruption event or discontinuance of the Index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Leveraged Index-Linked Securities— Market Disruption Event,” “—Postponement of Observation Date,” “—Alternate Exchange Calculation in

Case of an Event of Default,” “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation,” “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement.

Additionally, some of our affiliates also trade financial instruments related to the Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could potentially affect the level of the Index. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the level of the Index and the value of the securities. In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

•	HEDGING AND TRADING ACTIVITY BY OUR AFFILIATES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES– One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the Index or its component stocks), including trading in the stocks that constitute the Index as well as in other instruments related to the Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Observation Date approaches. Some of our affiliates also trade the stocks that constitute the Index and other financial instruments related to the Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could have increased the Initial Index Level, and, therefore, could have increased the value at or above which the Index must close on the Observation Date so that investors do not suffer a loss on their initial investment in the securities.

Risks Relating to the Index

•	ADJUSTMENTS TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES –The Underlying Index Publisher may add, delete or substitute the stocks constituting the Index or make other methodological changes that could change the value of the Index. The Underlying Index Publisher may discontinue or suspend calculation or publication of the Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Index. The calculation agent could have an economic interest that is different than that of investors in the securities insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, at maturity the payout on the securities will be an amount based on the closing prices at maturity of the securities constituting the Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Index last in effect prior to discontinuance of the Index.

Additional Terms of the Securities

Underlying Index Publisher

S&P Dow Jones Indices LLC or any successor thereof

Denominations

$1,000 per security and integral multiples thereof

Interest Rate

None

Issuer Notice to Registered Security Holders, the Trustee and the Depositary:

In the event that the Maturity Date is postponed due to postponement of the Observation Date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the business day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the business day immediately following the actual Observation Date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash, if any, to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the trustee for delivery to the depositary, as holder of the securities, on the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the Pricing Date, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to have taken positions in stocks of the Index and in futures and/or options contracts on the Index or any component stocks of the Index listed on major securities markets. Such purchase activity could have increased the value of the Index on the Pricing Date, and therefore could have increased the value at or above which the Index must close on the Observation Date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the Observation Date, by purchasing and selling the stocks constituting the Index, futures or options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the daily Index Closing Levels from January 1, 2018 through November 17, 2023. The Index Closing Level on November 17, 2023 was 4,514.02. We obtained the Index Closing Levels below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Observation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Historical Performance of the S&P 500® Index

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

Supplemental Plan of Distribution; Conflicts of Interest

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $20 per $1,000 principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2023, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2023.